Exhibit 5.01

Nestor, Inc

42 Oriental Street

Providence, RI 02908

14 July 2006

Nestor, Inc.

42 Oriental Street

Providence, Rhode Island 02908

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am General Counsel to Nestor, Inc., a Delaware corporation (the “Company”) and have acted as counsel in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 13,148,691 shares of Common Stock, $.01 par value per share (the “Shares”), of Nestor, Inc., a Delaware corporation (the “Company”), which Shares may be sold by certain stockholders of the Company (the “Selling Stockholders”).

Of the Shares:

(i)	9,516,672 shares (the “Secured Note Shares”) are to be issued upon the conversion of our Senior Secured Convertible Notes (the “Secured Notes”);
(ii)	2,379,166 shares (the “Secured Note Warrant Shares”) are to be issued upon the exercise of the warrants issued to purchasers of our Secured Notes (the “Secured Note Warrants”);
(iii)	297,396 shares (the “Placement Agent Warrant Shares”) are to be issued upon the exercise of the warrants issued to placement agent for our Secured Notes (the “Placement Agent Warrants”);
(iv)	791,663 shares (the “5% Note Shares”) are to be issued upon the conversion of our 5% Convertible Notes (the “5% Notes”); and
(v)	163,794 shares (the “5% Note Warrant Shares”) are to be issued upon the exercise of the warrants issued to holders of our 5% notes (the “5% Note Warrants”).

Nestor, Inc.

14 July 2006

I am acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. I have examined signed copies of the Registration Statement as filed with the Commission. I have also examined and relied upon the Secured Notes, the Secured Note Warrants, the Placement Agent Warrants, the 5% Notes, the 5% Note Warrants, minutes of meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholder, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island, the General Corporation Law of the State of Delaware, including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that:

(i)

the Secured Note Shares have been duly and validly authorized for issuance and, when the Secured Note Shares are issued upon the conversion of the Secured Notes in accordance with the terms of the Secured Notes, such Secured Note Shares will be validly issued, fully paid and nonassessable;

(ii)

the Secured Note Warrant Shares have been duly and validly authorized for issuance and, when the Secured Note Warrant Shares are issued upon the exercise of the Secured Note Warrants in accordance with the terms of the Secured Note Warrants, such Secured Note Warrant Shares will be validly issued, fully paid and nonassessable;

(iii)

the Placement Agent Warrant Shares have been duly and validly authorized for issuance and, when the Placement Agent Warrant Shares are issued upon the exercise of the Placement Agent Warrants in accordance with the terms of the Placement Agent Warrants, such Placement Agent Warrant Shares will be validly issued, fully paid and nonassessable;

Nestor, Inc.

14 July 2006

(iv)

the 5% Note Shares have been duly and validly authorized for issuance and, when the 5% Note Shares are issued upon the conversion of the 5% Notes in accordance with the terms of the 5% Notes, such 5% Note Shares will be validly issued, fully paid and nonassessable; and

(v)

the 5% Note Warrant Shares have been duly and validly authorized for issuance and, when the 5% Note Warrant Shares are issued upon the exercise of the 5% Note Warrants in accordance with the terms of the 5% Note Warrants, such 5% Note Warrant Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Benjamin M. Alexander

Benjamin M. Alexander